Exhibit 99.1

Dril-Quip, Inc. Announces Results for Fourth Quarter 2017

•	Generated $108.0 million of revenue, a quarter-on-quarter increase of 8% and consistent with general guidance

•	Continued strong gross margin performance

•	Reported a Net Loss of $71.5 million, or $1.90 loss per diluted share, including non-cash charges of $1.91 per diluted share primarily related to the Tax Cuts and Jobs Act, as described below

•	Adjusted Diluted EPS, excluding charges, was $0.01 per share

•	Generated $33.3 million of Net Cash Provided by Operating Activities

•	Grew cash on hand to $493.2 million at December 31, 2017

•	Maintained clean balance sheet with no debt at December 31, 2017

•	Subsequent to quarter-end, awarded contract for the Ca Rong Do Project in Vietnam

HOUSTON - February 27, 2018 / Global Newswire - Dril-Quip, Inc. (NYSE: DRQ) today reported operational and financial results for the fourth quarter of 2017.

Blake DeBerry, Dril-Quip’s President and Chief Executive Officer, commented, “Dril-Quip continues to produce positive Adjusted EBITDA and Free Cash Flow in the face of a challenging market. The Company generated Adjusted EBITDA of $13.9 million and Free Cash Flow of $25.2 million in the fourth quarter. This performance increased our cash position to $493.2 million at December 31, 2017, which, coupled with our debt-free balance sheet, positions us to continue to execute our long-term, forward-focused strategy. While we are optimistic after seeing early signs of increased activity in our end markets, we believe the near-term oil prices and the offshore rig environment will remain uncertain through 2018. We expect the Company’s revenue to average between $90 million and $100 million per quarter through the first three quarters of 2018 before ramping up on new project work in the fourth quarter of 2018. As a result, we anticipate our full-year 2018 revenue to be between $380 million and $420 million. In February 2018, the Company was awarded a contract to supply top tension riser (TTR) systems and related services for the development of the Ca Rong Do Project located offshore Vietnam. In addition, several significant projects are in the later stages of planning and award but are still dependent on financing. Although incremental project-based bookings are expected in 2018, the Company does not, at present, expect these bookings to materially affect 2018 revenue. Assuming oil prices remain in the $55 - $65 range, we believe we are at the trough in revenue and expect to see expansion of backlog throughout 2018. Accordingly, the Company finished 2017 with a backlog of $207 million, and our current backlog is approximately $290 million.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “4th Quarter 2017 Supplemental Earnings Information” to its website, www.dril-quip.com, in the Presentations section under the Investors tab.

Fourth Quarter Segment Review and Financial Discussion

Consolidated revenue was up $7.6 million quarter-on-quarter, an increase of 8% and largely in line with Company guidance.

Western Hemisphere revenue increased sequentially $12.2 million, or 21%. This increase was driven by higher revenues in fabricated joints and subsea wellhead orders. TIW revenues recovered from the impact of Hurricane Harvey in the third quarter of 2017 and were up 29% quarter-on-quarter.

Eastern Hemisphere revenue declined sequentially by $1.3 million, or 5%, on lower project work in the quarter.

Asia-Pacific revenue declined sequentially by $3.2 million, or 18%, as work on the Kangean project in Indonesia slowed as it nears completion. However, with the recent booking previously mentioned, we expect Asia-Pacific revenue to increase in the fourth quarter of 2018.

Adjusted EBITDA was flat sequentially in the fourth quarter of 2017 despite higher revenues. This is largely due to product mix with increasing lower margin fabricated joint revenue and higher expenses due to timing as several large projects in Asia-Pacific and Eastern Hemisphere near completion. The Company is beginning to see the positive impacts of the TIW consolidation with that business unit’s Adjusted EBITDA essentially reaching breakeven during the trough. As a result of the Company’s continued consolidation efforts, TIW will be included as part of its Downhole Tools product line for reporting purposes on a go-forward basis.

Full-year Results

Consolidated full-year 2017 revenue was $455.5 million, a year-on-year decrease of $83.3 million, or approximately 15%, from 2016. The decrease in revenue is largely due to decreases in the demand for exploration and production equipment, especially subsea equipment, as a result of the decline in oil and gas prices in 2015 and 2016. Net loss was $100.6 million, or $2.69 per diluted share including charges of $2.86 per share. Excluding charges, adjusted diluted earnings per share was $0.26. Full-year 2017 Adjusted EBITDA was $60.5 million, Net Cash Provided by Operating Activities was $108.0 million, and Free Cash Flow was $80.4 million.

US Tax Reform

The Tax Cuts and Jobs Act, more commonly known as US Tax Reform, was passed on December 22, 2017. As a result, the Company established provisional tax reserves for one-time taxable events and recorded a re-measurement of certain tax benefits due to the corporate rate change from 35% to 21%. These reserves amounted to a one-time tax provision of $66.6 million in the quarter.

New Products

The Company continues to pass technical hurdles to meet the demanding requirements of its end markets. This includes progress in the technical approval process for a number of critical new products. A key focus is the continued investment in research and development for subsea production system products (inclusive of HPHT). As a result of this investment, the Company set a new milestone by selling its first deepwater subsea vertical monobore tree during the fourth quarter. Dril-Quip expects further meaningful contributions from these new products through increases to addressable market and market share leading to enhanced future revenues.

The Company’s investment in research and development remains strong and is made possible because of a strong balance sheet. This robust cash position allows management and the Board to continue to execute on Dril-Quip’s long-term, forward-focused strategy of pursuing acquisitions, investing in research and development, and opportunistically returning cash to shareholders.

Balance Sheet

Dril-Quip’s cash on hand grew to $493.2 million resulting from $25.2 million of Free Cash Flow in the quarter. When coupled with the new ABL facility that the Company entered into on February 23, 2018, the Company’s liquidity increases to approximately $550 million. This liquidity provides both financial and operational flexibility through the current downturn and allows the Company to quickly capitalize on opportunities when the market rebounds. In addition, the Company filed a Form S-3 shelf registration statement on February 27, 2018 for general planning purposes.

Rights Plan Termination

The Company’s Board of Directors approved the termination of the stockholder rights plan by amending the associated rights agreement to accelerate the expiration date to the close of business on February 26, 2018, effectively terminating the plan as of that date. Stockholders are not required to take any action as a result of this expiration. In connection with the expiration of the rights plan, the Company will be taking routine actions to voluntarily deregister the related rights to purchase preferred stock under the Securities Exchange Act of 1934, as amended, and to delist the rights to purchase preferred stock from the New York Stock Exchange. These actions are administrative in nature and will have no effect on Dril-Quip’s common stock, which continues to be listed on the New York Stock Exchange.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, which is particularly well suited for use in deep-water, harsh environments and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, anticipated project bookings, anticipated revenues, cost synergies, possible acquisitions, new product offerings, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income and Diluted Adjusted Net Income per Common Share are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant, and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and items that can be considered non-recurring.

The Company believes that these non-GAAP measures enable it to evaluate more effectively the operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are a supplemental measurement tool used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income, Adjusted EBITDA, and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income and net cash provided by operating activities, as measured under U.S. generally accepted accounting principles.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

SOURCE: Dril-Quip, Inc.

Jerry Brooks, Vice President - Investor Relations, (713) 939-7711

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2017	September 30, 2017	December 31, 2017	December 31, 2016
	(In thousands, except per share data)
Revenues:
Products	$81,562	$75,885	$351,132	$433,012
Services	26,409	24,461	104,337	105,719

Total revenues	107,971	100,346	455,469	538,731
Costs and expenses:			—	—
Cost of sales	72,356	63,050	305,394	328,404
Selling, general and administrative	31,102	27,994	116,083	53,143
Engineering and product development	9,623	10,379	42,160	44,325
Impairment and other charges	—	60,968	60,968	—

Total costs and expenses	113,081	162,391	524,605	425,872
Operating income (loss)	(5,110)	(62,045)	(69,136)	112,859
Interest income	600	957	3,564	3,037
Interest expense	28	12	72	28
Income tax provision (benefit)	66,955	(31,840)	34,995	22,647

Net income (loss)	$(71,492)	$(29,260)	$(100,639)	$93,221

Earnings (loss) per share	$(1.90)	$(0.78)	$(2.69)	$2.48

Depreciation and amortization	$8,743	$9,518	$40,974	$31,857

Capital expenditures	$8,059	$6,627	$27,622	$25,763

Dril-Quip, Inc.

Unaudited Non-GAAP Financial Measures

(In thousands, except per share amounts)

Adjusted Net Income and EPS:

	Three months ended
	December 31, 2017		September 30, 2017
	Effect on net income (after-tax) (1)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share
	(In thousands, except per share amounts)
Net income (loss)	$(71,492)	$(1.90)	(29,260)	$(0.78)

Adjustments (after tax)
Reverse the effect of foreign currency	3,505	0.10	308	$0.01
Add back impairment and other charges	—	—	35,876	$0.96
Less one-time tax adjustments	66,622	1.77	(6,075)	$(0.16)
Restructuring costs	1,598	0.04	—	$—
Add back severance payments	—	—	942	$0.03

Adjusted net income (loss)	$232	$0.01	1,791	$0.05

	Year ended
	December 31, 2017		December 31, 2016
	Effect on net income (after-tax) (1)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share
	(In thousands, except per share amounts)
Net income (loss)	$(100,639)	$(2.69)	$93,221	$2.47

Adjustments (after tax)
Reverse the effect of foreign currency	6,733	0.18	(25,555)	(0.68)
Add back impairment and other charges	39,629	1.06	—	—
Less one-time tax adjustments	60,547	1.62	—	—
Restructuring costs	1,598	$0.04	3,485	0.09
Add back severance payments	1,950	0.05	1,609	0.04

Adjusted net income (loss)	$9,818	$0.26	$72,760	$1.93

(1)	Due to lower net income as a result of operations and several one-time tax items, we utilized the statutory rates for each region as it relates to the specific add-backs, excluding one-time tax adjustments, to arrive at the after-tax value for the one-time add-backs noted above.

Adjusted EBITDA:

	Three months ended		Year ended
	December 31, 2017	September 30, 2017	December 31, 2017	December 31, 2016
	(In thousands)
Net Income (Loss)	$(71,492)	$(29,260)	$(100,639)	$93,221
Add:	—		—	—
Interest (income) expense	(572)	(945)	(3,492)	(3,009)
Income tax expense (benefit)	66,955	(31,840)	34,995	22,647
Depreciation and amortization expense	8,743	9,518	40,974	31,857
Impairment and other non-cash	—	60,968	60,968	—
Restructuring costs	2,130	—	2,130	3,485
Foreign currency loss (gain)	4,327	380	8,292	(31,764)
Severance costs	—	1,163	3,040	1,991
Stock compensation expense	3,793	3,694	14,270	12,217

Adjusted EBITDA (1)	$13,883	$13,678	$60,538	$130,645

(1)	Adjusted EBITDA for the three months ended December 31, 2017 and September 30, 2017 included positive (negative) Adjusted EBITDA of approximately $0.2 million and $(1.0) million related to TIW. The Adjusted EBITDA for the years ended December 31, 2017 and 2016, included negative Adjusted EBITDA of $(2.6) million and $(3.1) million, respectively, related to TIW. As a result of the full consolidation of TIW, moving forward the results of TIW will be included in our Downhole Tools product line.

Free Cash Flow:

	Three months ended		Year ended
	December 31, 2017	September 30, 2017	December 31, 2017	December 31, 2016
	(In thousands)
Net cash provided by operating activities	$33,258	$36,035	$107,993	246,522
Less:
Purchase of property, plant and equipment	(8,059)	(6,627)	(27,622)	(25,763)

Free Cash Flow	$25,199	$29,408	$80,371	220,759